Exhibit 10.7

FORM OF EXECUTIVE AT-WILL EMPLOYMENT AGREEMENT

In consideration of the mutual covenants and promises set forth herein, this Executive At-Will Employment Agreement (the “Agreement”) is made and entered into by and between eXoZymes, Inc., a Nevada corporation (the “Company”), on the one hand, and ____ (“Executive”), on the other hand. The Company and Executive may be jointly referred to herein as the “Parties,” with each referred to individually as a “Party” to this Agreement. The Company and its parents, subsidiaries, and affiliated entities are collectively referred to herein as the “Company Group.”

1. Effective Date

This Executive At-Will Employment Agreement shall become fully effective and enforceable on ________, 202__ (the “Effective Date”). [This Agreement amends and replaces in its entirety the offer letter to Executive dated _____, 202__].

2. At-Will Employment; No Agreement For a Term

Executive’s employment hereunder shall be effective as of the Effective Date and shall continue until terminated by either Party. This Agreement does not constitute a contract of employment for any specific period of time, but creates an “at-will” employment relationship. This means that the employment relationship may be terminated with or without cause and with or without notice at any time by the Executive or the Company, subject to the payment obligations set forth in Section 4 and the termination conditions set forth in Section 8. The at-will nature of the employment relationship may not be modified or amended except by written agreement signed by both the Executive and the Company’s Chief Executive Officer (the “CEO”). The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Agreement Term.”

3. Executive’s Position and Duties

3.1. Position

During the Agreement Term, the Company will employ Executive, and Executive shall serve, as the Company’s ________________ (“NAME EXECUTIVE POSITION”).

3.2. Executive Services

During the Agreement Term, Executive shall render services to the Company that are consistent with Executive’s position (including the duties set forth in the EXECUTIVE Position Description attached to this Agreement as Exhibit A), and which the CEO may from time to time direct (the “Executive Services”). Throughout his at-will employment, Executive shall comply with the Company’s policies and procedures in all material respects and perform the Executive Services for the Company to the best of Executive’s abilities in a diligent, trustworthy, professional, and efficient manner.

3.3. Devotion of Time and Best Efforts

During the Agreement Term, Executive shall devote Executive’s full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity, and any exceptions has to be agree on in writing with the CEO) and Executive’s best efforts, energies, and skill to the faithful performance of the duties assigned to the Executive under this Agreement and the promotion of the business and affairs of the Company. During the Agreement Term, Executive shall not divert any business opportunities from the Company to Executive or to any other person or business entity. The Executive shall work out of the Company’s Monrovia headquarters for the majority of the week but may also work from home one to two days a week. On occasion, Executive may work remotely even more, as long as it is permitted by and otherwise consistent with his job duties, unless instructed otherwise by the CEO. Absent an emergency, Executive shall request permission from CEO if he intends to work from home more than two days in a given week.

3.4. Conflicts of Interest

During the Agreement Term, Executive shall not engage in any activity that creates an actual or potential conflict of interest with the Company without the prior written consent of the CEO. A conflict of interest includes any situation where Executive has a financial interest, personal activity, or relationship that could impair Executive’s ability to act impartially and in the best interest of the Company when performing services for the Company under this Agreement. Sources of conflicts of interest include financial interests that create a material conflict with Executive’s duties to the Company.

If the Company believes Executive is engaged in an activity that creates an actual or potential conflict of interest, the Company may elect to: (a) require Executive to modify the scope of the activity; (b) require Executive to discontinue the activity; and/or (c) terminate Executive’s engagement with the Company.

Notwithstanding the foregoing, Executive may participate in (including as an officer or director) civic, charitable, educational, social, or religious organizations; manage personal investments; and fulfill speaking engagements; in each case, so long as such activities do not materially interfere with Executive’s performance of the duties and responsibilities required under this Agreement.

[Notwithstanding the foregoing, the Company acknowledges and agrees that Executive may continue to serve as ___________. Such service shall not be deemed to constitute a conflict of interest or a breach of Executive’s duty of loyalty under this Agreement. The Parties agree that any additional outside directorships or chairmanships must be approved in writing by the CEO.]

4. Compensation, Benefits, and Expenses

4.1. Base Salary

Executive will receive a monthly gross base salary of $______. Executive’s base salary will be payable to Executive in regular installments, less applicable withholdings and deductions as required by law, in the time and manner that the Company customarily pays its regular, full-time employees (which the Company may alter from time to time in the exercise of its discretion or as required by law).

4.2. Target Bonus

Based on the Company’s overall financial performance as well as Executive’s individual performance, Executive will be eligible to receive a target bonus of $______ (the “Target Bonus”), of which fifty percent (50%) will be payable in cash and of which fifty percent (50%) will be payable in Restricted Stock Units (“RSUs”) of the Company. [The payment of the Target Bonus will be determined based on the Executive’s achievement of: (1) Annual Financial Goals (i.e., the Company’s financial performance as compared to the EBITDA Targets for that year); and (2) Personal Performance Goals. At the beginning of each calendar year that Executive remains employed as EXECUTIVE, the CEO and Executive will meet to discuss both the Annual Financial Goals and the EXECUTIVE’s Personal Performance Goals, including the percentage weight given to both goals. The Board of Directors shall, in their sole discretion but in consultation with the CEO, determine whether the EXECUTIVE met or exceeded his annual Performance Goals, which will be based on objective and measurable metrics. The Parties agree that for 202___, the metrics for the EXECUTIVE Bonus Plan are set forth in Exhibit C. Within 15 days of both sides signing this Agreement, Executive and the CEO shall meet to establish the 202____ Personal Performance Goals.]

In order for Executive to be eligible to receive either or both components of the Target Bonus, except as otherwise set forth herein, Executive must be employed in good standing at the time the bonus/bonuses is/are paid out. In the event Executive is eligible to receive any part of the Target Bonus per this Section, then such Target Bonus will be paid out on the later of March 31st following the measuring year, or when the final audit for the measuring year is approved by the CEO and the Board of Directors.

For the 202___ calendar year only, because Executive’s Effective Date is ____, 202___, the Target Bonus shall be calculated on a pro rata basis, determined by multiplying the Target Bonus by a fraction, the numerator of which is the number of days Executive was employed by the Company during 202___ and the denominator of which is 365. The pro-rata Target Bonus shall remain subject to the same performance criteria, weighting, and approval process as set forth herein.

4.3. Equity Award

Subject to the terms of the Company’s Equity Incentive Plan (the “Equity Plan”), Executive will be entitled to an equity award equal to _______ common stock of the Company (the “Equity Award”). [___ percent (___%) of the Equity Award shall be granted in the form of a stock option (the “Option”), and ____ percent (____%) shall be issued as RSUs.] [The Option shall vest over ____ (__) years, with twenty-five percent (25%) vesting on the ___ anniversary of the Effective Date and the remainder vesting in equal monthly installments over the following ____ (___) months, subject to Executive’s continuous service through each vesting date and Section 8.4. The RSUs shall vest over ___ (__) years, with ____ percent (___%) vesting on the ___ anniversary of the Effective Date and the remainder vesting in equal monthly installments over the following _____ (___) months, subject to Executive’s continuous service through each vesting date and Section 8.4.

4.4. Benefits

During the Agreement Term, Executive will be eligible to participate in the employee benefit plans and programs available to similarly situated employees of the Company. Executive will be subject to all applicable terms and conditions of such plans and programs. Details about the Company’s benefit plans will be sent to Executive under separate cover. The Company may amend, modify, or terminate its benefits or programs at any time, in accordance with applicable law. In addition, Executive shall be permitted to take paid time off under the Company’s “unlimited vacation” policy as may be in effect from time to time, subject to the demands of the Company’s business and the prior approval of the CEO. Executive acknowledges and agrees that vacation time under such policy does not accrue, carry over from year to year, or result in any payout upon termination of employment, except as may be required by applicable law.

4.5. [Reserved]

4.6. Reimbursement of Business Expenses

The Company will reimburse Executive for all expenditures incurred in direct consequence of the performance of Executive’s duties and responsibilities for the Company under this Agreement in accordance with the Company’s business expense reimbursement policy (as may be amended by the Company from time to time at its discretion) and upon Executive’s submission of all requisite forms and receipts required by the Company’s business expense reimbursement policy.

5. Executive’s Duty of Loyalty

5.1. Duty Not to Compete with the Company

During Executive’s employment, Executive shall owe the Company an undivided duty of loyalty, pursuant to which Executive shall not directly or indirectly engage in (or assist any other person or organization with engaging or preparing to engage in) any employment, business, or activity that is in any way competitive with the business or proposed business of the Company or the Company Group, unless such activity is approved by the CEO in writing in advance of Executive’s engagement in the activity. Further, Executive may not directly or indirectly solicit or accept business from any current or former client or customer of the Company or the Company Group on Executive’s own behalf or on behalf of a competing business without the advance written approval of the CEO. The prohibitions of this Section 5.1 shall apply both during normal working hours and at all other times (including, but not limited to, nights, weekends, and vacation time) during the Executive’s employment.

5.2. Duty Not to Solicit Modification of Client Relationships

During the Agreement Term, Executive shall not directly or indirectly solicit, induce, influence, or encourage any customer or client of the Company to discontinue, substantially reduce, or materially alter their business relationship with the Company or the Company Group in a manner that is detrimental to the Company or the Company Group.

5.3. Duty Not to Solicit or Divert Company’s Workforce

During the Agreement Term, Executive shall not directly or indirectly solicit, induce, influence, or encourage any current employee, independent, contractor, or other person similarly engaged by the Company to discontinue their relationship with the Company, to accept employment by Executive or any other person, or to enter into a business relationship with Executive or any other person entity or person, unless the CEO approves of such business or employment relationship beforehand in writing. The Parties agree that this restriction is necessary and reasonable to protect the Company’s confidential information and trade secrets and to prevent undesired and unnecessary interruption, disruption, or interference with the Company’s business.

Without limiting the foregoing or any other duty owed by Executive under the law or this Agreement, this Section 5.3 shall not be construed to restrain Executive or any other person from (i) receiving and considering applications for employment from the Company’s current or former employees or contractors (or from thereafter directly or indirectly hiring the Company’s or the Company’s Group’s current or former employees or contractors) when such applications are made on the independent initiative of current or former employees or contractors and without Executive’s direct or indirect solicitation, interference, or prior inducement; (ii) conducting any general solicitations in a newspaper, trade publication, or other periodical or web posting not specifically targeted at any Company employee or contractor, or (iii) participating in job fairs, career fairs, or similar recruiting events. The term “indirectly,” as used in this Section 5.3, is intended to mean any acts authorized or directed by Executive.

6. Executive’s Duty to Cooperate

During the Agreement Term and at all times thereafter, Executive shall, in accordance with applicable law, and, at the Company’s expense, perform all acts that are reasonably necessary and proper to carry out and fulfill the purposes and intents of this Agreement in a timely and expedient manner. In the event such actions are required of Executive following the termination of Executive’s employment, the Company shall compensate Executive at a rate of $___ per hour, in addition to reimbursing all costs reasonably incurred in the performance of the same.

7. Confidential Information and Trade Secrets

7.1. Compliance with Confidentiality Agreements

In the course and scope of Executive’s performance of the Executive Services, Executive will have access to confidential and proprietary information, records, data, and trade secrets of the Company, the Company Group, and/or the Company’s or the Company Group’s customers and clients. Executive shall agree to, sign, and abide by the Company’s Proprietary Information and Invention Assignment Agreement attached as Exhibit B to this Agreement (the “PIIA Agreement”), the terms and conditions of which are incorporated herein by this reference but which the Parties agree shall survive any termination or expiration of this Agreement or any termination of Executive’s subsequent service or employment relationship with the Company.

Executive further acknowledges and agrees that: (a) Executive would not be provided with access to or knowledge of confidential and proprietary information, records, data, and trade secrets but for Executive’s agreement to abide by the PIIA Agreement and (b) irreparable injury will result to the Company or other interested parties (e.g., clients, customers, and/or the Company Group entities whose information is improperly disclosed) in the event of a breach of any of the provisions of the PIIA Agreement, such that such that injunctive relief (in addition to any other appropriate legal or equitable remedies) is essential and appropriate if there is a violation of this Section and the PIIA Agreement incorporated herein.

7.2. Notice of Rights Under the Defend Trade Secrets Act of 2016

Nothing in this Agreement shall be construed as a waiver or infringement of Executive’s right to make disclosures of trade secrets that are protected by the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1831 et seq.) (the “Defend Trade Secrets Act”), which provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made:

▪ In confidence to an attorney, or directly or indirectly to a federal, state, or local government official, solely for the purpose of reporting or investigating a suspected violation of law; or

▪ In a complaint or other document filed in a lawsuit or other proceeding, if such complaint or filing is submitted under seal.

The Defend Trade Secrets Act further provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to a court order.

8. Termination of Agreement and/or Executive’s Employment

8.1. Termination Date and Separation from Service

As used in this Agreement, the term “Termination Date” means the date when Executive experiences a “Separation from Service” from the Company. As used in this Agreement, the term “Separation from Service” has the same meaning provided for such term by Section 409A of the Internal Revenue Code and the regulations promulgated thereunder (collectively, “§ 409A”). Whether a Separation from Service has occurred shall be determined by the CEO, whose decisions shall be final, conclusive, and binding.

8.2. Effect of Termination in General

8.2.1. Forfeiture of Positions and Titles

Unless the Company and Executive otherwise agree in advance in writing, the termination of Executive’s employment for any reason shall result in Executive immediately forfeiting and resigning from any and all positions Executive holds with the Company or the Company Group as an officer, director, manager, employee etc. as of the Termination Date.

8.2.2. Payment of Accrued Payments

Unless the Company and Executive otherwise agree in advance in writing, Executive will be eligible to receive all of the following in the event of a termination of Executive’s employment for any reason: (a) Executive’s earned but unpaid applicable base salary; (b) reimbursement of any unreimbursed business expenses incurred by Executive that are eligible for reimbursement under applicable Company policies; and (c) Executive’s vested retirement benefits under any employee benefit plans of the Company and the Company Group (collectively, the “Accrued Payments”).

8.2.3. Return of Company Property Following Termination

Within five (5) business days of the termination of Executive’s employment, Executive shall return to the Company all Company and Company Group property in Executive’s possession, custody, or control, including, but not limited to, all office equipment, computer equipment (hardware and software), telephones, smart phones, tablet computers, communication devices, credit cards, office keys, security access cards, badges, identification cards, procedures; notebooks, copies (including drafts) of any documentation or information (however stored) relating to the business of the Company and the Company Group or their actual or prospective customers and clients or its prospective customers and clients, and any property of any kind containing, evidencing, or comprising “Proprietary Information,” “Third-Party-Information,” and “the Company Inventions” as defined in the PIIA.

Notwithstanding the foregoing, Executive shall be entitled to retain: (a) personal papers and other materials of a personal nature, provided that such papers or materials do not evidence, include, contain, or comprise “Proprietary Information,” “Third-Party-Information,” and the “Company Inventions” as defined in the PIIA Agreement; (b) information showing Executive’s compensation, benefits, terms and conditions of employment, or relating to the reimbursement of Executive’s business-related expenses; and (c) copies of plans, programs, and agreements relating to Executive’s participation in any employee health and/or retirement benefit plans.

8.3. At-Will Employment and Termination or Resignation by Executive

Executive shall be employed by the Company as an at-will employee, meaning that the Company and Executive shall, subject to the terms and conditions of this Agreement, each have the right to terminate this Agreement and/or Executive’s employment for any reason not prohibited by law (i.e., with or without cause).

The at-will nature of Executive’s employment with the Company cannot be changed except in a written agreement that: (a) is approved by the CEO; (b) is executed by Executive and the CEO; and (c) expressly recites that the Company and Executive are modifying Executive’s at-will employment status with the Company.

8.4. Termination without Cause or a Resignation for Good Reason

If, at any time, Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason (as such terms are defined below), subject to the conditions below, Executive shall be entitled to receive: (a) the Accrued Payments; (b) a cash payment equal to the applicable severance amount determined under the Service-Based Activation Schedule below, payable in equal installments over the corresponding number of months in accordance with the Company’s usual and customary payroll practices (subject to withholdings); (c) if and to the extent activated under the Service-Based Activation Schedule, a cash payment equal to twenty-five percent (25%) of Executive’s Target Bonus for the year of termination, payable in a single lump sum on the next regular payroll date following the Effective Date of Termination; (d) a cash payment equal to any early lease termination penalty or fee as a direct result of the termination, payable in a single lump sum on the next regular payroll date following the Effective Date of Termination (together with subsections (b) and (c), the “Severance Payments”); (e) all unvested stock options and RSUs held by Executive that would have otherwise vested during the twelve (12) months following the Termination Date shall immediately vest and become exercisable (in the case of options) or settleable (in the case of RSUs) as of the Termination Date; and (f) reimbursement of Executive’s COBRA health insurance payments for a period of twelve (12) months following Executive’s termination, provided Executive received health insurance from the Company at the time of his termination (the “COBRA Reimbursements”), subject to cessation if Executive becomes eligible for health benefits through new employment.

Service-Based Activation Schedule:

(1)	Upon completion of at least three (3) months of continuous service: three (3) months of severance under subsection (b) becomes available.
(2)	Upon completion of at least six (6) months of continuous service: six (6) months of severance under subsection (b) becomes available.
(3)	Upon completion of at least nine (9) months of continuous service: nine (9) months of severance under subsection (b) becomes available, plus the twenty-five percent (25%) Target Bonus amount under subsection (c).
(4)	Upon completion of at least three (3) years of continuous service: twelve (12) months of severance under subsection (b) becomes available, plus the twenty-five percent (25%) Target Bonus amount under subsection (c).

Executive’s receipt of the Severance Payments and COBRA Reimbursements is subject to: (i) Executive’s compliance with the covenants contained in Sections 5, 6 and 7 of this Agreement; (ii) Executive’s continued compliance with the PIIA Agreement; and (iii) Executive’s execution of the Severance Agreement substantially in the form attached hereto as Exhibit D (the “Release”), which becomes irrevocable within forty-five (45) days following the Termination Date. The Severance Payments and the COBRA Reimbursements will commence or be made, as applicable, as set forth in the Release.

8.5. Definitions

For purposes of this Agreement:

“Cause” means:

(i) Executive’s continued failure or refusal to perform Executive’s duties to the Company or its affiliates after being given written notice and thirty (30) days to remedy such failure or refusal;

(ii) Executive’s gross misconduct, gross negligence, or material act of dishonesty in connection with Executive’s provision of services;

(iii) Executive’s conviction of, or a plea of guilty or no contest to, any felony or any other criminal offense involving fraud, dishonesty, misappropriation or serious moral turpitude;

(iv) Executive’s material violation of any material written policies of the Company or its affiliates, of which Executive has received written notice and which violation is, in each case, if curable, not cured within thirty (30) days of written notice from the Company;

(v) Executive’s breach of any non-solicitation or non-competition obligations to the Company or its affiliates, or Executive’s willful, grossly negligent, or reckless breach of any confidentiality obligations to the Company or its affiliates; or

(vi) Executive’s material breach of any agreement between the Company and its affiliates on the one hand and Executive on the other hand, which (if curable) is not cured within thirty (30) days of written notice from the Company.

“Good Reason” means, unless otherwise consented to be Executive:

(i) a reduction of Executive’s annual base salary by 25% or more (except for an across-the-board annual base salary reduction of like proportion affecting all senior executives of the Company);

(ii) a material diminution of Executive’s title, duties or responsibilities (including reporting responsibilities);

Notwithstanding the foregoing, Good Reason shall not be deemed to exist unless notice of termination on account thereof (specifying a termination date no earlier than thirty (30) days from the date of such notice) is given by Executive to the Company no later than sixty (60) days after the time at which Executive first becomes or should have become aware of the event or condition purportedly giving rise to Good Reason; and, in such event, the Company shall have thirty (30) days from the date notice of such a termination is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder, but, if the Company does not cure such event within the thirty (30)-day period, Executive must terminate his employment not later than forty-five (45) days after the end of such thirty (30)-day period in order for Good Reason to exist.

9. Executive’s Warranties and Representations in Entering into this Agreement

9.1. Authority to Enter into This Agreement

Executive represents and warrants to the Company that: (a) Executive has the legal right to enter into this Agreement and to perform the obligations to be performed by Executive hereunder in accordance with this Agreement’s terms, and (b) Executive is not a party to any written or oral agreement, contract, or understanding, or restriction which does or could prevent Executive from entering into this Agreement or performing Executive duties and obligations hereunder.

9.2. Disclosure and Compliance with Non-Compete Agreements

Executive represents and warrants to the Company that, except to the extent already disclosed by Executive in writing to the Company, Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or any other party, and that performance of Executive’s services under this Agreement will not breach any such agreement.

10. Disclosure and Compliance with Intellectual Property Rights

Executive represents and warrants to the Company that, except to the extent already disclosed by Executive in writing to the Company, Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Executive’s work for Executive or the Company Group or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.

Executive further represents and warrants that Executive’s performance of the terms of this Agreement and the Executive services do not and will not breach any agreement to keep in confidence proprietary information, knowledge, or data acquired by Executive in confidence or in trust prior to Executive’s work for the Company and the Company Group, and that Executive will not disclose to the Company or the Company Group, or induce the Company or the Company Group to use, any confidential information or trade secrets or belonging to any previous employer or third parties.

Executive represents and warrants to the Company that all of the product resulting from Executive’s work for the Company and the Company Group will be original (other than work product that is derived from the work product of others, which is clearly such or that you identify as such) and will not infringe the rights of any third party, including, without limitation, intellectual property rights, such as rights pertaining to patents, trademarks, copyrights, and trade secrets.

11. Mutual Indemnification Rights

(a) Executive’s Indemnification Obligations. Executive shall indemnify and hold the Company harmless from and against losses, liabilities, damages, costs, and expenses (including reasonable attorneys’ fees) incurred by the Company to the extent arising directly out of Executive’s fraud, willful misconduct, or knowing and intentional violation of law. Executive shall have no indemnification obligations to the Company for ordinary breaches of representations, warranties, covenants, or agreements under this Agreement.

(b) Company’s Indemnification Obligations. The Company shall indemnify and hold Executive harmless, to the fullest extent permitted by law, from and against any and all losses, liabilities, damages, costs, and expenses (including reasonable attorneys’ fees, judgments, fines, and amounts paid in settlement) incurred by Executive in connection with any actual or threatened action, suit, or proceeding, whether civil, criminal, administrative, or investigative, arising out of or relating to Executive’s status or service as a director, officer, employee, or agent of the Company or any member of the Company Group, or as a fiduciary of any employee benefit plan sponsored by the Company. Notwithstanding the foregoing, the Company’s shall not have any indemnity obligations to Executive for any such losses incurred if Executive is found to have engaged in any fraud, criminal conduct, gross negligence, willful misconduct (including, but not limited to, unlawful harassment, discrimination, retaliation, assault, embezzlement, theft, or any other intentional torts committed by Executive), or material breach of any of Executive’s representations, warranties or covenants hereunder (collectively the “Excluded Claims”). Furthermore, under no circumstances, shall the Company be required to defend, indemnify, or reimburse Executive for any claims or judgments that the Company or the Company Group has against Executive for violations of this Agreement and/or the PIIA Agreement.

(c) Advancement of Expenses. The Company shall advance to Executive all expenses incurred in connection with any such proceeding, subject to Executive’s undertaking to repay such amounts if it is ultimately determined that Executive is not entitled to indemnification.

(d) Insurance. The Company shall provide Executive with coverage under all directors’ and officers’ liability insurance policies maintained by the Company, at the same level and scope as provided to other senior officers and directors.

(e) Survival. The Company’s indemnification obligations under this Section shall survive termination of this Agreement and Executive’s employment.

12. Confidentiality of Agreement

The Company acknowledges that Executive cannot be prohibited from disclosing the financial terms of this Agreement. Notwithstanding the foregoing, and except as provided by applicable law, Executive agrees to maintain the confidentiality of the terms of this Agreement and not to directly or indirectly disclose this Agreement’s contents to any other person, except for the following: (a) disclosures required or permitted by law (including, but not limited to, pursuant to a lawful subpoena, an order of a court of competent jurisdiction, or as required by law to a governmental or regulatory agency or tribunal); (b) disclosures necessary to enforce any obligations under this Agreement; (c) disclosures to governmental taxing authorities; (d) disclosures to Executive’s immediate family members, with Executive’s understanding that Executive shall be liable for any of Executive’s family members making disclosures to other persons prohibited by this Section 12; and/or (e) disclosures to Executive’s financial, tax, or legal advisors, provided that Executive first advises any such person of the confidential nature of this Agreement and obtains any such person’s written agreement not to disclose facts or terms relating to this Agreement in any manner prohibited by this Section 12.

Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Executive from speaking with the Company or the Company Group employees about Executive’s or other employees’ wages, benefits, payroll information, and other terms and conditions of employment or retention by the Company. Further, nothing in this Agreement shall prohibit Executive from engaging in any concerted activities protected by Section 7 of the National Labor Relations Act, which is codified at 29 U.S.C. § 157. Information about such rights is available to Executive on the National Labor Relations Board’s website: www.nlrb.gov. the Company will not retaliate against Executive for exercising any rights given to Executive by Section 7 of the National Labor Relations Act or other applicable laws.

13. Mutual Agreement to Arbitrate

Any dispute, controversy, or claim arising out of or relating to this Agreement, its enforcement, arbitrability, or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions and/or arising out of or relating to the Executive’s employment, including application for employment with the Company and termination of employment, including any alleged violation of statute, common law, or public policy, shall be submitted to and decided by final and binding arbitration. Notwithstanding anything to the contrary, nothing in this Agreement shall be interpreted to mean that the Executive is precluded from filing complaints with the California Department of Fair Employment and Housing, Equal Employment Opportunity Commission, and National Labor Relations Board.

The arbitration shall be administered by JAMS and held in Los Angeles, California before a single arbitrator, or at another location mutually-agreeable to the Parties, in accordance with the then-current JAMS Employment Arbitration Rules & Procedures, a copy of which is available at https://www.jamsadr.com/rules-employment-arbitration/, and the Federal Arbitration Act.

By entering into this Agreement, Executive and the Company agree to waive all rights to a jury trial and waive the right to pursue any class action, collective action, or representative claims to the maximum extent allowed by law. To the extent a class or collective action or representative claim may not be waived, the Executive agrees to stay any such claims until after all claims subject to arbitration are fully resolved.

The arbitrator shall be selected by mutual agreement of the Parties or, if the Parties cannot agree, then by striking from a list of arbitrators supplied by JAMS. The arbitrator shall issue a written opinion stating the essential findings and conclusions on which the arbitrator’s award is based. The Company will pay the arbitrator’s fees and arbitration expenses and any other costs unique to the arbitration hearing (recognizing that each side bears its own attorneys’ fees, costs, and expenses to the same extent as if the matter were being heard in court). The arbitrator may award attorneys’ fees and costs in accordance with applicable law. Any dispute as to who is a prevailing party and/or the reasonableness of any fees or costs shall be resolved by the arbitrator.

This agreement to arbitrate is freely negotiated between the Executive and the Company, with the Executive represented by independent counsel of his choosing, and is mutually entered into between the Parties. Each Party fully understands and agrees that they are giving up certain rights otherwise afforded to them by civil court actions, including but not limited to the right to a jury trial.

14. Notices

All notices, demands, or other communications to be given or delivered under, or by reason of, the provisions of this Agreement shall be in writing and will be deemed to have been given when delivered by personal delivery, a recognized overnight courier service (such as FedEx or UPS), email, facsimile, or certified or registered U.S. mail (with return receipt requested). The date of actual delivery of any notice under this Section 14 shall be deemed to be the date of notice for any provision of this Agreement requiring a specific amount of notice.

All notices to the Company shall be addressed or directed to the CEO at the Company’s principal place of business or at such other office as the Company may from time to time designate in writing. All notices to Executive shall be given addressed or directed to Executive at Executive address of record with the Company or such other place as Executive may from time to time designate in writing.

15. Whistleblower Protections

Notwithstanding anything to the contrary contained herein, no provision of this Agreement or any other the Company or the Company Group agreement to which Executive is a party shall prohibit or impair Executive (or any other person) from reporting, filing a charge, or filing a complaint of possible violations of federal, state, or local law to any government entity or agency, including, but not limited, to the Department of Justice, the Securities and Exchange Commission, the United States, Congress, and any agency Inspector General. Additionally, nothing in this Agreement or any other the Company Group agreement shall prohibit Executive from participating in, or cooperating with, any investigation or proceeding by a government entity or agency relating to possible violations of federal, state, local, or other applicable law. Further, no provision of this Agreement or any other Company Group agreement to which Executive is a party shall prohibit or impair Executive (or any other person) from making any disclosures under the whistleblower provisions of any federal, state, local, or other applicable law or regulation, or from engaging in any other activity protected by such applicable laws or regulations. Executive does not need the prior authorization of the Company or the Company Group to make any such reports or disclosures and Executive shall not be required to notify the Company or the Company Group that such reports or disclosures have been made.

16. Electronic Delivery of Documents

The Company (and, as appropriate, members of the Company Group) may, in its sole discretion, elect to deliver any documents or notices related or required by this Agreement by email or any other electronic means. By signing this Agreement, Executive hereby consents to: (a) conduct business electronically; (b) receive such documents and notices by such electronic delivery; (c) sign documents electronically, and (d) participate in electronic business, delivery, or signatures through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.

17. Successor and Assigns

The Company shall have the right to assign or transfer its duties, obligations, and/or rights under this Agreement to any entity or person it chooses—including, without limitation, any person or entity that acquires the Company’s business, shares, or assets or which is a successor to the Company—at any time without the consent of Executive. In the case of such assignment, the assignee shall be deemed to be the Company for all purposes under this Agreement.

Executive shall have no right to assign Executive’s rights, duties, or responsibilities under this Agreement, except that Executive’s rights to compensation and benefits hereunder may, subject to the limitations of this Agreement, be transferred by will or operation of law.

Subject to the above qualifications, this Agreement shall inure to the benefit of, and be binding upon, the Parties to this Agreement and their respective executors, administrators, successors, and assigns.

18. Amendment and Waiver of Provisions

No provision of this Agreement may be amended, modified, altered, changed, or waived, except in a writing that is signed by Executive and the CEO wherein a specific and express reference is made to this Agreement. No course of conduct, course of dealing, or failure or delay in enforcing or exercising any of the provisions of this Agreement by any Party to this Agreement shall affect the validity, binding effect, or enforceability of this Agreement or be deemed to be an implied amendment, modification, alteration, change, or waiver of any provision of this Agreement. Further, no Party’s waiver of the breach of any condition or provision of this Agreement shall be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time.

19. Governing Law

This Agreement shall be governed in accordance with the laws of the State of California.

20. Interpretation of Provisions

This Agreement shall not be strictly interpreted for or against any of the Parties to this Agreement. The terms and intent of this Agreement shall be interpreted and construed in accordance with the fair and plain meaning of this Agreement’s language and upon the assumption that each Party participated equally in the drafting of this Agreement.

21. Counterparts and Signatures

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. An electronic signature, meaning an electronic sound, symbol, or process attached to or logically associated with this Agreement and adopted by a Party with the intent to sign this Agreement, shall be treated as a handwritten signature. Additionally, signatures (including electronic signatures) that are delivered via facsimile or electronic transmission shall have the same force, validity, and effect as the originals thereof.

22. Severability of Provisions

Whenever possible, this Agreement shall be interpreted in such manner as to be effective and valid under the applicable law. Should a court, arbitrator, or other tribunal of competent jurisdiction find any provision of this Agreement to be illegal or unenforceable, this Agreement shall be modified as minimally necessary to make the Agreement enforceable. If the provision held to illegal or unenforceable cannot itself be modified to be enforceable, the provision found to be illegal or unenforceable shall be severed from this Agreement and immediately become null and void with all other terms of this Agreement remaining valid, fully enforceable, and effective.

23. Entire Agreement

Except as otherwise specifically provided in this Agreement, this Agreement (including the exhibits or other documents incorporated herein) contains all legally binding understandings and agreements between the Parties pertaining to the subject matter of this Agreement and supersede any and all prior agreements and understandings between the Parties (whether or oral or in writing) pertaining to the subject matter of this Agreement, including, without limitation, any prior employment agreements, offer letters, or term sheets between the Parties.

24. Taxes.

All payments made by the Company to Executive will be subject to tax withholding in amounts determined by the Company pursuant to applicable laws or regulations and Executive shall be solely responsible for any taxes imposed on Executive as a result of this Agreement. If the Company is not required to effect withholding on Executive’s compensation, then Executive understands and agrees that Executive will be required to timely and directly make payments of Executive’s taxes to the taxing authorities and that the Company Group shall have no liability for Executive’s failure to timely make such payments.

This Agreement and its payments and benefits are intended to comply with (or be exempt from) the requirements of § 409A and will be interpreted and administered in accordance with such intention. While it is intended that all payments and benefits provided to Executive will be exempt from or comply with § 409A, the Company makes no representation or covenant to ensure that the payments/benefits are exempt from or compliant with § 409A. The Company Group will have no liability to Executive or any other person if any amounts paid or payable are subject to the additional tax and/or penalties and/or interest under § 409A.

* * *

Executive and the Company each acknowledge and agree, on their own behalf, that they have read and fully understand the terms of this Agreement; that they understand this Agreement to be a binding legal document (including but not limited to the arbitration requirements as set forth in Section 13); that they knowingly and voluntarily intend to be bound, and shall be bound, by this Agreement by signing below; that they have been given a meaningful opportunity to consult with counsel of their choosing to seek advice and/or clarification about the meaning of this Agreement’s terms; and that signing this Agreement shall constitute acceptance of the terms contained therein.

Dated:	, 202*	EXECUTIVE

By:
***

Dated:	, 202*	eXoZymes, Inc., a Nevada corporation

By:
Michael Heltzen
Chief Executive Officer

Exhibit D

Form of General Release of Claims

This Release Agreement (this “Release”), is entered into as of [_____], 20[__], by the undersigned (“Employee”) and is given in consideration for the promises and payments contained in the Executive At-Will Employment Agreement, dated [________], 202* (the “Employment Agreement”), by and between eXoZymes, Inc., a Nevada corporation (hereinafter the “Company”), and Employee. Capitalized terms used in this Agreement without definition shall have the meanings ascribed thereto in the Employment Agreement. Employee agrees as follows:

1.	Release by Employee. In consideration of the payment of the Severance Payments and COBRA Reimbursements as provided for in the Employment Agreement; Employee, on his own behalf and on behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors (the “Employee Parties”), and each of them, hereby releases and discharges and covenants not to sue the Company, and each of its divisions, subsidiaries, parents or Affiliates, past and present, and each of them, as well as their respective assignees, successors, directors, officers, equityholders, partners, representatives, attorneys, agents or employees, past or present, or any of them (individually and collectively, the “Company Parties”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of the Company Parties relating thereto committed or omitted on or prior to the date of this Release set forth below, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the Genetic Nondiscrimination Act, the California Fair Employment and Housing Act, the California Labor Code, the California Family Rights Act, the Texas Commission on Human Rights Act, the Texas Equal Pay Law, the Texas Hazard Communication Act, or any other federal, state or local law, regulation or ordinance relating to employment (collectively, the “Claims”); provided, however, that the foregoing release does not apply to any obligation of the Company to Employee with respect to: (a) the payment of the Accrued Payments (as defined in the Employment Agreement or (b) the Severance Payments and COBRA Reimbursements. In addition, this Release does not cover any Claim for breach or enforcement of this Release or related to vested benefits under ERISA, to workers’ compensation benefits, to defense or indemnity under the Employment Agreement, organizational documents or other governing documents of the Company or its Affiliates or under applicable law, to coverage under any applicable insurance policy, any statutory or contractual rights to indemnification or exculpation or any other Claim that may not be released as a matter of applicable law.

2.	Section 1542. Employee expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Claims which he does not know or suspect to exist in his favor at the time he signs this Agreement, and that this Agreement contemplates the extinguishment of any such Claim or Claims. Thus, in order to effectuate a full and complete release and discharge of the Company Parties, Employee, on behalf of himself and the other Employee Parties, expressly waives and relinquishes all rights and benefits which they may have under any state or federal statute or common law principle that would otherwise limit the effect of this Agreement to Claims known or suspected prior to the date Employee signs this Agreement, including but not limited to the effect of protections afforded by Section 1542 of the Civil Code of the State of California, and does so understanding and acknowledging the significance and consequences of such specific waiver. Section 1542 of the Civil Code of the State of California states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.’

3.	ADEA Waiver. Employee expressly acknowledges and agrees that by entering into this Release, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), which have arisen on or before the date of execution of this Release. Employee further expressly acknowledges and agrees that:

In return for this Release, he will receive consideration beyond that which he was already entitled to receive before entering into this Release;

He is hereby advised in writing by this Release to consult with an attorney before signing this Release;

He was given a copy of this Release on [_________], and informed that he had twenty-one (21) days within which to consider this Release and that if he wished to execute this Release prior to expiration of such twenty-one (21)-day period, he should execute the Acknowledgement and Waiver attached hereto as Schedule A;

Nothing in this Release prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law; and

He was informed that he has seven (7) days following the date of execution of this Release in which to revoke this Release, and this Release will become null and void if Employee so elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven (7)-day revocation period. In the event that Employee exercises his right of revocation, neither the Company nor Employee will have any obligations under this Release.

4.	Non-Admission. This Agreement shall not in any way be construed as an admission by the Company that the Company Parties have acted wrongfully with respect to Employee or any other person, or that Employee Parties have any rights whatsoever against the Company Parties.

5.	No Transferred Claims. Employee represents and warrants to the Company, that he has not heretofore assigned or transferred to any person not a party to this Release any released matter or any part or portion thereof.

6.	Miscellaneous. The following provisions shall apply for purposes of this Release:

(a) Section Headings. The section headings contained in this Release are for reference purposes only and shall not affect in any way the meaning or interpretation of this Release.

(b) Governing Law. This Release shall be governed by and construed in accordance with the internal laws of the State of California, without regard to its conflict of law principles.

(c) Amendment; Waiver. This Release may be amended and any provision hereof may be waived at any time, in each case, only by execution of an instrument in writing signed by the parties hereto. The failure of a party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver or deprive that party of the right thereafter to insist upon strict adherence to the terms and conditions of this Release at a later date. Further, no waiver of any of the terms and conditions of this Release shall be deemed to or shall constitute a waiver of any other term or condition hereof (whether or not similar) unless explicitly waived.

(d) Disputes. Any controversy arising out of or relating to this Release shall be resolved pursuant to the provisions of the Employment Agreement, including, but not limited to, Section 13 thereof.

(e) Severability. If any provision of this Release is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Release will remain in full force and effect. Any provision of this Release held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision with a valid and enforceable provision that will achieve, to the extent possible, the economic and business purposes of such invalid or unenforceable provision.

(f) Counterparts. This Release may be executed in one or more counterparts, including by facsimile, .PDF, e-mail or other electronic transmission, all of which shall be considered one and the same agreement (and each of which shall be an original for all purposes) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Release as of the date first set forth above.

“EMPLOYEE”

Schedule A

Acknowledgment and Waiver

I, _________, hereby acknowledge that I was given twenty one (21) days to consider the foregoing Release and voluntarily chose to sign the Release prior to the expiration of the twenty one (21)-day period.

I declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

EXECUTED as of [_________], at [_________].

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